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                                                                   Exhibit 7(ll)

                                LETTER AGREEMENT

February 14, 2005

Ms. Jean Carr
Associate Counsel
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC2S
Boston, Massachusetts 02111

Dear Ms. Carr:

This letter is to notify you that Janus Investment Fund (the "Trust") has changed the name of Janus Flexible Income Fund to Janus Flexible Bond Fund (the "Fund"), effective February 28, 2005. The Trust requests confirmation that all references to "Janus Flexible Income Fund" in the Custodian Contract dated July 31, 1986, as amended, between the Trust and State Street Bank and Trust Company ("State Street") (the "Custodian Contract"), shall be replaced with "Janus Flexible Bond Fund," and that State Street will continue to act as custodian for the Fund under the terms of the Custodian Contract.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.

JANUS INVESTMENT FUND


By: /s/ Girard C. Miller
    ---------------------------------
    Girard C. Miller, President and
    Chief Executive Officer


STATE STREET BANK AND TRUST COMPANY


By: /s/ Joseph L. Hooley
    ---------------------------------

Agreed to this 22nd day of February, 2005.

cc: Kelly Hagg